LYRIS, INC REPORTS FISCAL THIRD QUARTER RESULTS

NEW LYRIS HQ PLATFORM EXPERIENCES CUSTOMER GROWTH

     (EMERYVILLE, CA), May 15, 2008—Lyris, Inc. (OTCBB: LYRI.OB), a leading marketing technology company, today reported results for the third quarter and first nine months of fiscal 2008.

     For the quarter ended March, 31, 2008, Lyris reported revenues of $10.9 million, a five percent increase over revenues of $10.3 million in the third quarter a year ago.

     The company reported GAAP net income of $423,000, or $0.00 per diluted share. This compares with GAAP net income of $386,000, or $0.00 per diluted share, in the third quarter of fiscal 2007. The results for the third quarter of fiscal 2008 include a gain on debt extinguishment of $919,000 related to the conversion of a seller’s note into equity at a premium to the market price at the time the transaction occurred.

     Net income on a non-GAAP basis in the third quarter of fiscal 2008 was $569,000, or $0.01 per diluted share. This compares with non-GAAP net income of $1.5 million, or $0.02 per diluted share, in the same period a year ago. Non-GAAP net income excludes amortization of intangibles of $869,000 and $1.0 million in the third quarters of 2008 and 2007, respectively. In addition, non-GAAP net income excludes other income of $1,000 and $95,000, stock-based compensation expense of $199,000 and $228,000 and gains on discontinued operations of $2,000 and $73,000 in the third quarters of 2008 and 2007, respectively. In addition, the $919,000 gain on debt extinguishment is excluded from the third quarter fiscal 2008 non-GAAP calculation.

     The company also reported that adjusted EBITDA for the third quarter of 2008 was $1.3 million versus $2.6 million in the third quarter a year ago. Adjusted EBITDA is earnings before net interest expense, taxes, deprecation and amortization expense, non-cash stock compensation expense, impairment charges, other income, the gain on debt extinguishment and gains or losses on disposal of discontinued operations.

     For the third quarter of fiscal 2008, hosted software revenues accounted for 70 percent of revenues; license software and maintenance and support accounted for 13 percent each and professional services accounted for four percent.

     For the first nine months of fiscal 2008, the company reported revenues of $32.4 million, an increase of 15 percent over revenues of $28.2 million in the same period a year ago. The company reported a net loss on a GAAP basis of $3.5 million, or $0.04 per share, in the first nine months of 2008, compared with a net loss of $1.7 million, or $0.02 per share, in the same period a year ago. The GAAP results for the first nine months of 2008 include an impairment charge of $4.1 million related to the developed technology, customer relationships and tradename intangible assets acquired with the acquisitions of ClickTracks and Hot Banana.

     Net income on a non-GAAP basis for the first nine months of 2008 was $3.0 million, or $0.03 per diluted share, compared with net income on a non-GAAP basis of $1.0 million, or $0.01 per share, in the same period a year ago. Non-GAAP net income excludes the $4.1 million impairment charge in the second quarter of 2008 and amortization of intangibles of $2.9 million and $3.0 million in the first nine months of 2008 and 2007, respectively. In addition, non-GAAP net income excludes stock-based compensation expense of $494,000 and $511,000, other income of $9,000 and $171,000, and gains on disposal of discontinued operations of $25,000 and $560,000 in the first nine months of 2008 and 2007, respectively. Non-GAAP net income for the first nine months of fiscal 2008 also excludes the gain on debt extinguishment. Adjusted EBITDA was $5.2 million versus $4.7 million in the first nine months of 2007.

     A reconciliation between GAAP and non-GAAP net income and between GAAP net income and adjusted EBITDA can be found in this news release and at www.lyrisinc.com

     “We experienced some modest sequential growth in revenues with our results for the quarter reflecting the continuing decline in license software sales as we transition our selling programs to our new integrated Lyris HQ platform. Our hosted revenues were up 18 percent year-over year and we now have approximately 130 Lyris HQ customers versus roughly three dozen at the end of the second quarter. In addition, we had a record addition of recurring revenues in February and March and our pipeline of business is very encouraging,” said Luis Rivera, chief executive officer of Lyris.

     “We have continued to improve the Lyris HQ offering and have recently revamped the user interface and enhanced several features, and are also investing in our sales and marketing programs. The financial transactions we completed during the quarter provide us the balance sheet resources and flexibility to support these investments in our accelerated growth strategy,” Rivera noted.

      During the quarter the company’s EmailLabs and Lyris ListManager received recognition from the Jupiter Research Email Marketing Buyer’s Guide. New customers added during the quarter included NBC for their Olympics campaign, Crackle (a Sony Pictures Entertainment company) and American Apparel.

Conference Call

     The company will hold a conference call today, May 15, at 8 a.m., Pacific Daylight Time (11 a.m., Eastern Daylight Time). The teleconference can be accessed by calling (913) 312-6692, passcode 5249820, or via the Internet at www.lyrisinc.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the call will be available through Thursday, May 22, at (719) 457-0820, passcode 5249820.

Non-GAAP Financial Measures

     In this release and during our conference call as described above, we use or plan to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”). A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

     We believe the calculation of non-GAAP net income (loss), calculated without acquisition-related amortization or impairment charges, non-cash stock compensation expense and gains or losses on discontinued operations and certain other measures provides a meaningful comparison to our net income (loss) figures. Management does not consider those measures that are excluded to be related to the company’s ongoing core operating performance and therefore non-GAAP net income provides a basis for comparison of the company’s operating results across other periods and against other companies in our industry. We also believe that adjusted EBITDA, which we calculate as net income (loss) on a GAAP basis, less interest, taxes, depreciation, amortization, non-cash stock compensation expense, impairment charges, other income and gains or losses on discontinued operations is an indicator of the company’s cash flows. This measure is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under the rules and regulation promulgated by the U.S. Securities and Exchange Commission.

About Lyris, Inc.

     Lyris, Inc. (OTCBB: LYRI.OB) is a leading marketing technology company that provides hosted and installed software solutions for marketers at large, mid-sized and small businesses. The company offers marketers an integrated technology platform through its Lyris HQ product and point solutions, including ListManager, EmailLabs, ClickTracks, BidHero, Sparklist, Hot Banana and Email Advisors. These sophisticated, yet easy-to-use, tools provide marketers a suite of best-of-breed applications for managing email marketing campaigns, Web analytics, publishing and managing Web site content, creating landing pages, optimizing Web sites and managing pay-per-click campaigns. Clients include Nokia, American Apparel, NVDIA, NBC/Universal and Jupitermedia. For more information, please visit www.lyris.com, www.lyrisinc.com, www.emaillabs.com, www.clicktracks.com, www.hotbanana.com and www.sparklist.com. The company is based in Emeryville, California.

Precautionary Statements Regarding Forward-Looking Information

     The statements in this news release relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, and are not guarantees of future performance and involve certain risks and uncertainties, including risks and uncertainties detailed from time to time in Lyris, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Lyris assumes no duty to publicly update or revise any such statements, whether as a result of new information, future events or otherwise.

Contacts:

Richard McDonald
Director, Investor Relations
Lyris, Inc.
(610) 688-3305
rmcdonald@lyris.com

Neal B. Rosen
Ruder-Finn
(415) 692-3058
rosenn@ruderfinn.com

Teena Touch
Director, Corporate Communications
(510) 844-2166
ttouch@lyris.com

Lyris, Inc.
Reconciliation of Net Income to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

Fiscal Quarter Ended March 31

	2008	2007
Net income	423	386
Stock-based compensation expense	199	228
Amortization of intangibles	869	1,045
Other income	(1)	(95)
Gain on debt extinguishment	(919)
Gain on discontinued operations	(2)	(73)

Non-GAAP net income	569	1,491

Net income per share basic	$0.01	$0.02
Net income per share diluted	$0.01	$0.02

Shares used to compute net income per share:
Basic	98,407,710	94,071,162
Diluted	101,140,816	96,141,115

Non-GAAP net income excludes stock-based compensation expense, amortization of intangibles, other income, gain on debt extinguishment and gains or losses from discontinued operations. Management believes that non-GAAP net income provides useful, supplemental information to management and investors regarding the performance of the company’s business operations. Non-GAAP net income is not a measure determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and is thus susceptible to varying calculations. As presented, this measure may not be comparable to similarly titled measures that other companies may disclose. Non-GAAP net income should not be considered in isolation or construed as a substitute for other measures of profitability prepared in accordance with GAAP for purposes of analyzing our financial performance or profitability. Non-GAAP net income should be considered in addition to, and not as a substitute or as superior measure to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP.

Lyris, Inc.
Reconciliation of Net Income (loss) to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

Nine Months Ended March 31

	2008	2007
Net loss	(3,542)	(1,724)
Stock-based compensation expense	494	511
Amortization of intangibles	2,935	2,994
Impairment of developed technology, customer
relationships and tradenames	4,086
Other income	(9)	(171)
Gain on debt extinguishment	(919)
Gain on discontinued operations	(25)	(560)

Non-GAAP net income	3,020	1,050

Net income per share basic	$0.03	$0.01
Net income per share diluted	$0.03	$0.01

Shares used to compute net income per share:
Basic	97,076,221	88,166,015
Diluted	100,086,449	90,332,281

Non-GAAP net income excludes stock-based compensation expense, amortization of intangibles, other income, gain on debt extinguishment and gains or losses from discontinued operations. Management believes that non-GAAP net income provides useful, supplemental information to management and investors regarding the performance of the company’s business operations. Non-GAAP net income is not a measure determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and is thus susceptible to varying calculations. As presented, this measure may not be comparable to similarly titled measures that other companies may disclose. Non-GAAP net income should not be considered in isolation or construed as a substitute for other measures of profitability prepared in accordance with GAAP for purposes of analyzing our financial performance or profitability. Non-GAAP net income should be considered in addition to, and not as a substitute or as superior measure to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP.

Lyris, Inc.
Reconciliation of Net income to Adjusted EBITDA
(Unaudited, in thousands)
Fiscal Quarter Ended March 31

	2008	2007
Net income	423	386
Interest expense, net	253	684
Income tax provision	188	174
Depreciation and amortization	1,118	1,254

Total EBITDA	1,982	2,498

Stock-based compensation expense	199	228
Other income	(1)	(95)
Gain on debt extinguishment	(919)
Gain on disposal of discontinued operations	(2)	(73)

Total Adjusted EBITDA	1,259	2,558

Adjusted EBITDA is calculated as earnings before net interest expense, taxes, depreciation and amortization expense, stock-based compensation expense, other income and gains or losses on disposal of discontinued operations. Adjusted EBITDA is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity, and the company uses adjusted EBITDA to evaluate financial performance and to award incentive compensation for certain employees, including our chief executive officer. We believe that adjusted EBITDA also provides useful measurements of liquidity and financial performance for our investors.

Lyris, Inc.
Reconciliation of Net Income (loss) to Adjusted EBITDA
(Unaudited, in thousands)
Nine Months Ended March 31

	2008	2007
Net loss	(3,542)	(1,724)
Interest expense, net	951	2,772
Income tax provision	532	328
Depreciation and amortization	7,744	3,575

Total EBITDA	5,685	4,951

Stock-based compensation expense	494	511
Other income	(9)	(171)
Gain on debt extinguishment	(919)
Gain on disposal of discontinued operations	(25)	(560)

Total Adjusted EBITDA	5,226	4,731

Adjusted EBITDA is calculated as earnings before net interest expense, taxes, depreciation and amortization expense, stock-based compensation expense, other income, gain on debt extinguishment and gains or losses on disposal of discontinued operations. Adjusted EBITDA is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity, and the company uses adjusted EBITDA to evaluate financial performance and to award incentive compensation for certain employees, including our chief executive officer. We believe that adjusted EBITDA also provides useful measurements of liquidity and financial performance for our investors.